Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genesis Healthcare, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑205851) on Form S-3 and  (333-204668, 333-219821, and 333-231371) on Forms S-8 of Genesis Healthcare, Inc. of our reports dated March 16, 2020, with respect to the consolidated balance sheets of Genesis Healthcare, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations,  comprehensive income (loss),  stockholders’ deficit,  and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019,  which reports appear in the December 31, 2019 annual report on Form 10‑K of Genesis Healthcare, Inc.    Our report refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2020